Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DraftKings Inc.

We hereby consent to the incorporation by reference in the joint information statement/prospectus constituting a part of this Registration Statement of our report dated March 12, 2020, except for note 19 which is dated March 26, 2020, relating to the consolidated financial statements of SBTech (Global) Limited. Our report contains an explanatory paragraph regarding the impact of the novel coronavirus.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Ziv Haft
Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel

October 8, 2021